SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                January 24, 2003
                                 Date of Report
                        (Date of Earliest Event Reported)

                         CAPITOL COMMUNITIES CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         Nevada                    0-23450                     88-0361144
(State of Incorporation)     (Commission File No.)          (I.R.S. Employer
                                                             Identification No.)

             900 N. Federal Highway, Suite 410, Boca Raton, FL 33432
                    (Address of Principal Executive Offices)

                   Registrant's Telephone Number: 561-417-7115















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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On January 24, 2003, Capitol Development of Arkansas, Inc., a wholly-owned Arkansas corporation of Capitol Communities Corporation, the Issuer (hereinafter collectively referred to as the "Company"), entered into an Agreement Dissolving Limited Liability Company ("Agreement") with Trade Partners, Inc., a Michigan corporation. Under the terms of the Agreement, the Company and Trade Partners, Inc., the two members of TradeArk Properties, LLC ("TradeArk"), a Michigan limited liability company, agreed to dissolve TradeArk, effective immediately. For its 35.16 percent membership interest, the Company received approximately 251 acres of real property located in the City of
Maumelle, the County of Pulaski, Arkansas. The Company also assumed approximately three million five hundred thousand dollars ($3,500,000.00) in debt held by New Era Inc., and secured by the real property. Approximately 258 acres of real property were originally contributed to TradeArk by the Company in June 1999, when the limited liability company was formed by the two members. Since the real property was contributed, approximately six and one-half (6 1/2) acres have been sold by TradeArk. The remaining real property is comprised of single family, multi-family and commercial land.

         Under the Agreement, Trade Partners, Inc., received life settlement contracts valued at eight million three hundred thousand dollars ($8,300,000) which were originally contributed by Trade Partners, Inc., to TradeArk for its
64.84 percent membership interest.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a) (b)  None

         (c) EXHIBITS

         The following Exhibits are filed as part of this Report.

         10.53 Agreement Dissolving Limited Liability Company dated January 24, 2003.


                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 03, 2003                  CAPITOL COMMUNITIES CORPORATION



                                          BY:   /s/ Michael G. Todd
                                                -----------------------------
                                                    Michael G. Todd
                                                    President and Chairman of
                                                    the Board